EXHIBIT 1 TO SCHEDULE 13D

                             AMENDMENT NO. 1 TO THE
                          COMMON STOCK PURCHASE WARRANT


     This Amendment to the Common Stock Purchase Warrant (the "Amendment") is entered into as of June __, 2000 by and between Leon S. Gross and Electric Fuel Corporation (the "Corporation").

     WHEREAS, the parties hereto desire to amend that certain Common Stock Purchase Warrant covering 250,000 shares of the Corporation's Common Stock, dated as of December 28, 1999 (the "Warrant"), which Warrant expires on June 28, 2000.

     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Section 2(2) of the Warrant is hereby amended to read in its entirety as follows:

     (a) Mechanics of Exercise. In order to exercise this Warrant in whole or in part, the holder hereof shall deliver to the Corporation the following: (i) a written notice of such holder's election to exercise this Warrant, which notice shall be in substantially the form of the Subscription Notice attached hereto as Exhibit A and shall specify the number of shares of Common Stock to be purchased, (ii) except in the event of, and to the extent of, the holder's net issue exercise pursuant to Section 2(2)(b), a certified check or checks or wire transfer payable to the Corporation in an amount equal to the aggregate Purchase Price of the number of shares of Common Stock being purchased, and (iii) this Warrant. The Corporation shall, as promptly as practicable, and in any event within 10 days thereafter, execute and deliver or cause to be executed and delivered, in accordance with said notice, a certificate or certificates representing the aggregate number of shares of Common Stock specified in said notice (subject to adjustment pursuant to Section 2(2)(b) in the event of a net issue exercise). The stock certificate or certificates so delivered shall be in such denominations as may be specified in said notice and shall be registered in the name of such holder or such other name as shall be designated in said notice. Such certificate or certificates shall be deemed to have been issued and such holder or any other person designated to be named therein shall be deemed for all purposes to have become a holder of record of such shares as of the date said notice and, if applicable, payment is received by the Corporation as stated above. If this Warrant shall have been exercised only in part, the Corporation shall, at the time of delivery of said certificate or certificates, deliver to such holder a new Warrant evidencing the rights of such holder to purchase the shares comprising the remaining shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, other than as provided for in Section 7 hereof or, at the request of such holder, appropriate notation may be made on this Warrant and the same


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returned to such holder. The Corporation shall pay all expenses, taxes and other charges payable in connection with the preparation, issue and delivery of stock certificates and new Warrants under this Section.

     (b) Net Issue Election. Notwithstanding any contrary provision in this Warrant, the holder hereof may elect to receive, without the payment by such holder of any additional consideration, shares of Common Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Corporation, with the net issue election notice attached hereto duly executed, in which event the Corporation shall issue to such holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

                                    X = Y (A - B)
                                      ------------
                                            A

Where X =         the number of shares of Common Stock to be issued to the
                  holder pursuant to this Section 2(2)(b);

      Y = the number of shares of Common Stock purchaseable under this Warrant in respect of which the net issue election is made pursuant to this Section 2(2)(b);

      A = the fair market value (as defined below) of one share of Common Stock as determined at the time the net issue election is made pursuant to this Section 2(2)(b); and

      B =         the Purchase Price.

     For purposes of this Section 2(2)(b), the "fair market value" of the Common Stock as of the determination date shall mean the average of the closing or last reported sale prices of the Common Stock on the Nasdaq National Market for the ten trading days prior to the date of the determination of the fair market value.

     2. Exhibit A is replaced in its entirety with the Exhibit attached hereto.

     3. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, including counterparts transmitted by facsimile, but all of which taken together shall constitute one and the same agreement.

     4. On and after the date hereof, each reference in the Warrant to the "Warrant" shall mean the Warrant as amended hereby. Except as specifically amended above, the Warrant shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment

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shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party hereto, nor constitute a waiver of any provision of the Warrant.

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     IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first written above.


                                          ELECTRIC FUEL CORPORATION



                                          By:
                                              -------------------------
                                              Name:
                                              Title:


                                          -----------------------------
                                          Leon S. Gross


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                                                                       EXHIBIT A


                                  Subscription

To: Electric Fuel Corporation


     The undersigned hereby subscribes for ___________ shares of Common Stock covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below.


                                           ____________________________
                                           [Signature]


                            Net Issue Election Notice


     The undersigned hereby elects to make a net issue exercise pursuant to
Section 2(2)(b) of this Warrant and in accordance with the calculations set forth on Annex A hereto. The certificate(s) for such shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.


                                           ____________________________
                                           [Signature]


Date:_______________


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                                                                         Annex A


[Provide mathematical calculation of net issue exercise in accordance with the formula set forth in Section 2(2)(b) of this Warrant.]